As filed with the Securities and Exchange Commission on March 27, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under the Securities Act of 1933

CAPITAL GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	13-3180530
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

76 Beaver Street
New York, NY10005
(212) 344-2785
(Address of Principal Executive Offices)(Zip Code)

CAPITAL GOLD CORPORATION 2006 EQUITY INCENTIVE PLAN
(full title of the plan)

Gifford A. Dieterle, Chief Executive Officer
Capital Gold Corporation
76 Beaver Street
New York, NY10005
(212) 344-2785
(Name, Address & Telephone number, including area code, of agent for service)

Copies to:
Richard Feiner, Esq.
381 Park Avenue South - Suite 1601
New York, New York 10016
(212) 779-8600
Fax (212) 779-8858

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock, $.0001 par value, issuable upon exercise of options/warrants	10,000,000	$0.45	$4,500,000	$138.15
Total Registration Fee				$138.15

(1)
Includes 550,000 shares issuable upon exercise of the Registrant’s outstanding options, all of which were issued pursuant to the Capital Gold Corporation 2006 Equity Incentive Plan, 500,000 shares of common stock granted as restricted stock awards, all of which were issued pursuant to the Capital Gold Corporation 2006 Equity Incentive Plan and 8,950,000 additional shares reserved for future issuance under the Capital Gold Corporation 2006 Equity Incentive Plan and/or upon exercise of stock options to be granted under the foregoing Plan.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the OTC Bulletin Board on March 23, 2007.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

The information required by Part I is included in the documents sent or given to participants in the Capital Gold Corporation 2006 Equity Incentive Plan, pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Amendment to our annual report on Form 10-KSB for our fiscal year ended July 31, 2006, SEC File No. 000-13078.

(b)	Our annual report on Form 10-KSB for our fiscal year ended July 31, 2006, SEC File No. 000-13078.

(c)	Our quarterly reports on Form 10-QSB for the quarterly periods ended October 31, 2006 and January 31, 2007, SEC File No. 000-13078.

(d)	Our current reports on Form 8-K filed on February 26, 2007, February 9, 2007, January 29, 2007 and December 5, 2006, SEC File No. 000-13078.

(e)
A description of our common stock is contained in our Registration Statement on Form SB-2, SEC File No. 333-138858, as updated in our current report on Form 8-K filed on February 26, 2007, SEC File No. 000-13078, and any amendment or report filed for the purpose of updating this description filed subsequent to the date of this prospectus and prior to the termination of this offering.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. As permitted by Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, Article Eighth of the Registrant’s Certificate of Incorporation provides: “Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the Corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the Corporation; or (4) a transaction from which the director derived an improper personal benefit.”

Article Ninth of the Registrant’s Certificate of Incorporation provides that the Registrant shall indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No. Description

4.1	Specimen certificate representing our Common Stock.(1)

4.2	Capital Gold Corporation 2006 Equity Incentive Plan.(2)

5.1	Opinion of Richard Feiner, Esq., legal counsel.

23.1	Consent of Wolinetz, Lafazan & Company, P.C., independent registered public accountants.

23.2	Consent of Richard Feiner, Esq., legal counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included in Signature Pages to the Registration Statement on Form S-8).

(1)
Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (SEC file no. 333-123216) filed with the Commission on or about March 9, 2005, and incorporated herein by this reference.

(2)
Previously filed as Annex C to the Company's Definitive Proxy Statement on Schedule 14A (SEC file no. 000-13078) filed with the Commission on or about January 19, 2007, and incorporated herein by this reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant, Capital Gold Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 26th day of March, 2007.

CAPITAL GOLD CORPORATION
(Registrant)

By:  /s/ Gifford A. Dieterle

Gifford A. Dieterle, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gifford A. Dieterle acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Gifford A. Dieterle	President, Treasurer, and Chairman of the Board	March 26, 2007
Gifford A. Dieterle

/s/ Christopher Chipman	Principal Financial and Accounting officer	March 23, 2007
Christopher Chipman

/s/ Jack V. Everett	Director	March 22, 2007
Jack V. Everett.

	Director	March __, 2007
Robert N. Roningen

/s/ Roger A. Newell	Director	March 26, 2007
Roger A. Newell

/s/ John Brownlie	Director	March 24, 2007
John Brownlie

/s/ Jeffrey W. Pritchard	Director	March 22, 2007
Jeffrey W. Pritchard

/s/ John Postle	Director	March 26, 2007
John Postle

	Director	March __, 2007
Ian Shaw

	Director	March __, 2007
Mark T. Nesbitt

Capital Gold Corporation
Form S-8
Index to Exhibits

Exhibit No.	Description
5.1	Opinion of Richard Feiner, Esq., legal counsel.

23.1	Consent of Wolinetz, Lafazan & Company, P.C., independent registered public accountants.